EXHIBIT 99.1

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News Release

Investor Contacts:	Yasmin Seyal Senior Vice President, Finance GenCorp, Inc. 916-351-8585

Press Contacts:	Linda Beech Cutler Vice President, Corporate Communications GenCorp, Inc. 916-351-8650

For Immediate Release

GenCorp Announces Court Approval of Carveout

Sacramento, Ca. — April 15, 2002 — GenCorp Inc. (NYSE: GY) announced today United States District Court approval of the Modifications to the Partial Consent Decree (PCD Modifications) that include removal of approximately 2600 acres of clean land from the Superfund site designation (carveout) at the Rancho Cordova facility of wholly-owned subsidiary Aerojet-General Corporation.

“Approval of the PCD Modifications is a win-win for the citizens of Rancho Cordova and for our shareholders,” said Robert A. Wolfe, Chairman and CEO of GenCorp. “On the one hand, the PCD Modifications will accelerate clean-up at the Superfund site and require Aerojet to provide replacement water for supplies it has damaged, while on the other hand, the carveout of clean land from the Superfund site is the first step toward returning this valuable property to beneficial use in the Sacramento community.” The President of GenCorp Real Estate, Mr. William Purdy, added, “Aerojet will continue working closely with the responsible federal and state regulatory authorities to swiftly implement the PCD Modifications approved by the Court today.”

This release contains forward-looking statements as defined under securities laws, including statements about the beneficial use of the clean land from the Superfund site. Such forward-looking statements involve risks and uncertainties, which could cause actual results to differ from the statements.

GenCorp is a technology-based manufacturer, with leading positions in the aerospace and defense, pharmaceutical fine chemical, and automotive industries. For more information visit the Company’s web site at http://www.GenCorp.com.